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                                                                    EXHIBIT 99.1

Wednesday November 19, 4:00 p.m. Eastern Time

Company Press Release

SOUTHFIRST BANCSHARES INC. DECLARES DIVIDEND DISTRIBUTION OF COMMON STOCK PURCHASE RIGHTS

SYLACAUGA, Ala.--(BUSINESS WIRE)--Nov. 19, 1997--Today, the board of Directors of SouthFirst Bancshares, Inc. (AMEX:SZB - news) declared a dividend distribution of one Common Stock Purchase Right on each outstanding share of the Company's common stock.

Donald C. Stroup, President and Chief Executive Officer of SouthFirst Bancshares, Inc. sated: "The Board of Directors determined that the Common Stock Purchase Rights Plan is an effective and reasonable method to safeguard the interests of our shareholders. We are particularly concerned that the future benefits of our current business plan could be denied to shareholders by an opportunistic, undervalued acquisition oft he Company. The plan is designed to assure that shareholders are not deprived of their rights to share in the full measure of the Company's long-term potential, while not preventing a fully valued bid for the Company."

The Common Stock Purchase Rights Plan provides for a dividend distribution of one Common Stock Purchase Right for each outstanding share of SouthFirst Bancshares, Inc. common stock. The dividend distribution will be made to shareholders of record on December 8, 1997. Each shareholder is automatically entitled to the Rights and no physical distribution of new certificates will be made at this time. The Rights distribution is not taxable to shareholders.

The Rights will be exercisable only if a person or group acquires 15% or more of SouthFirst Bancshares, Inc.'s common stock or announces a tender offer which would result in ownership of 15% or more of the common stock. The Rights entitle the holder to purchase one-hundredth of a share of common stock at an exercise price of $60.00 per share, and will expire on November 30, 2007.

Following the acquisition of 15% or more of the Company's common stock by a person or group, the holders of the Rights will be entitled to purchase additional share of Company common stock at one-half the then current market price, and, in the event of a subsequent merger or other acquisition of the Company, to buy shares of common stock of the acquiring entity at one-half of the market price of those shares. In neither event, however, would the acquiring person be entitled to purchase SouthFirst Bancshares, Inc. stock or its own shares at the reduced price.

The Company will be able to redeem the Rights for $0.01 per Right at any time prior to ten days after a person or group acquires 15% or more of the Company's shares.

A letter outlining the Common Stock Purchase Rights Plan is more detail in being sent to the Company's shareholders.



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